EXHIBIT 99.1

April 10, 2010

To: Board of Directors of Maxsys Holdings, Inc.

Please be informed that I will be taking up full-time employment at other investment company.

I hereby resign my current positions of COO and Director at Company effective on April 15, 2010. Please arrange to remove my name from the list of directors and officers and forward all relevant documents for my signature and filing.

/s/ Hoom Leum Goh
Hoom Leum Goh